Exhibit 99.1

FOR IMMEDIATE RELEASE

Next Fuel, Inc. divests its Coal-to-Gas Technology to concentrate on its core Water Treatment Business

SHERIDAN, Wyo., February 26, 2014 -- Next Fuel, Inc. (OTCQB:NXFI) announced that it has sold the Company’s Coal to Gas Technology.

Next Fuel, Inc has sold it’s Coal to Gas technology to Star Holding (U. K.) Ltd., which is controlled by Mr. Guangwei Guo, a member of the Board of Directors of the Company who also controls the Company's China licensee.  The transaction was approved by the Company's Board of Directors at a meeting held on February 21, 2014.

The primary terms of the sale are that Mr. Guo is transferring back to the Company 600,000 shares of Common Stock of the Company and terminate the Company's obligation to maintain a registration statement for resale of the remaining 1,851,666 shares of the Company Mr. Guo and his business associates own.  The Company will retain an exclusive license to rights in the United States to the CTG technology being sold.  The license is royalty free for all transactions entered into by the Company on or before August 1, 2014.  The Company and the buyer will negotiate a royalty to be paid by the Company for contracts in the United States entered into by the Company after August 1, 2014.  The Company also agreed to nominate Mr. Guo to continue as a member of the Company's Board of Directors at the next annual meeting of the shareholders of the Company.

Robert Craig, Chairman and CEO of Next Fuel, Inc., stated, "The Company's Board of Directors approved this transaction as part of our restructuring efforts so that our limited financial resources required to support efforts to commercialize the Company's Coal to Gas Technology can be reallocated to other business opportunities."

About Next Fuel, Inc.

We are a technology provider and service company with a current focus on technology and products that have immediate and future promise in the water treatment industry.  We are continuing development of our LPV technology and are evaluating several other water treatment technologies that we may have the opportunity to license or purchase to give the company a wide range of water treatment options.

Our technology and services are all in various stages of development or are being investigated by the Company as targets for acquisition.  None have generated substantial revenue for us to date and we face substantial challenges in completing development or acquisition of these technologies and services businesses.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding future business to be conducted by the Company , all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, our need ot raise capital and other factors discussed in our filings with the Securities and Exchange Commission.. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contact Details:

Investor Relations Contact
Rob Kindle
Tel: 1.307.674.2145.
E-mail: rkindle@next-fuel.com